CONSULTING AGREEMENT

                  This Consulting Agreement executed on the Ninth (9th) day of November, 2004 is made by and between Cobalis, Corp., a Nevada corporation (the "Company") with its principal place of business located at 2445 McCabe Way, Suite 150, Irvine, CA 92614 and Pinchus Gold (the "Consultant"). with its principal place of business located at 174 Broadway, Suite 313 Brooklyn, NY 11211.

                  RECITALS: The Company desires to avail itself of the Consultant's knowledge and expertise with respect to the business, products and operations of the Company and has requested that the Consultant make such knowledge and expertise available to the Company. The Consultant and the Company agree that it is in their respective best interests to enter into this Agreement whereby, for the consideration specified herein, the Consultant shall provide the Consulting Services (as hereinafter defined) to the Company.

                  NOW THEREFORE, in consideration of the foregoing recitals and the covenants and obligations set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1.        Definitions.

                  "Common Stock" means the common stock, $0.001 par value, of the Company currently publicly traded on the OTC market as CLSC.OB.

                  "Consulting Services" means the consulting services to be performed hereunder by the Consultant for and on the Company's behalf. The Consultant shall provide strategic direction to the Company, strategic alliances, business development, marketing and distribution agreements internationally and such other matters that relate thereto as the Company may reasonably request of the Consultant by way of written instruction or verbal communication.

Section 2. Term. This Agreement shall commence on November 1, 2004 and shall continue for a period of twelve (12) months terminating on October 31, 2005 unless sooner terminated as provided herein.

Section 3. Consulting Services. The Consultant will perform the Consulting Services for and on behalf of the Company during the term of this Agreement. Simultaneously with the execution of this Agreement, Consultant shall execute the Company's standard Invention Assignment and Confidentiality Agreement. The Consultant shall commit the resources necessary to timely and satisfactorily perform the Consulting Services, and shall perform the Consulting Services in a professional and workmanlike manner and in accordance with all applicable laws, regulations and ordinances. The Consultant acknowledges that it has no authority to act for or bind the Company or any of its affiliates without their respective prior written consent.

Section 4. Compensation. Consultant shall be compensated by the Company pursuant to the following formula:


(a) Monthly Retainer. Consultant shall receive $10,000 (ten thousand dollars) per month payable by the Company in the form of free trading Common Stock. The price per share shall be determined on a monthly basis. The Company shall render the Common Stock to the Consultant on a quarterly basis.

(b) Expenses. The Consultant shall be reimbursed by the Company for reasonable out-of-pocket expenses incurred in the performance of the Consulting Services. Any expenses in excess of $500 must be approved advance in writing by the Company.

(c) Liability, Taxes & Social Security. The Company will not be liable for any debts, accounts, obligations or other liabilities of the Consultant, including without limitation, the Consultant's obligation to withhold social security and income taxes.

Section 5. Termination. Either party may terminate this Agreement for any reason whatsoever immediately upon written notice to the other Party.

Section 6.        Miscellaneous.

(a) Severability, Fees and Costs. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement, and that the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy. Furthermore, in the event of a dispute under this Agreement, the prevailing party shall be entitled to fees and costs, including reasonable attorney's fees, in the enforcement of this Agreement.

(b) No Assignment. This Agreement and the rights and obligations of the parties stated in this Agreement may not be assigned without the prior written approval of the other party. The rights and obligations of the parties will inure to the benefit of and will be binding on the parties' lawful successors and assigns.

(c) Strict Performance; Waiver. The failure of either party to insist on strict performance by the other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment of such party's right to assert or rely on any such provision or right in that or any other instance; rather, same shall be and remain in full force and effect. A waiver by either party of any breach of this Agreement by the other party shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

(d) Amendments. This Agreement embodies the entire agreement of the parties on the subject matter stated in the Agreement. No amendment or modification of this Agreement shall be valid or binding unless made in writing and signed by both parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

(e) Notices. Any notice required or permitted to be given hereunder must be given in writing and personally delivered or mailed to the other party by certified mail return receipt requested, Federal Express, by personal delivery or by facsimile if the receiving party acknowledges in writing the receipt of such fax transmission. Notices shall be given at the addresses set forth on the signature page to this Agreement.

(f) Independent Contractors. The parties are independent contractors, and nothing in this Agreement shall be construed to constitute either party as a partner, joint venturer, employee, employer or agent of the other.

(g) Choice of Law; Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of California. The parties consent to the personal jurisdiction and venue of the federal and state courts having jurisdiction in Orange County, California with respect to all matters and disputes which may arise out of or result from this Agreement.

                      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                            Cobalis, Corp.

                                            ---------------------------
                                            Chaslav Radovich, President/CEO
                                            2445 McCabe Way, Suite 150
                                            Irvine, CA 92614



                                            Agreed and Accepted for CONSULTANT:


                                            -----------------------------
                             Pinchus Gold
                                            174 Broadway, Suite 313
                                            Brooklyn, NY 11211